EXHIBIT 4.1

FORM OF SECURED CONVERTIBLE PROMISSORY NOTE DATED AS OF APRIL 25, 2003


THIS SECURED CONVERTIBLE PROMISSORY NOTE (A) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE, AND IS BEING OFFERED AND SOLD PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS, AND (B) MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE BORROWER THAT SUCH REGISTRATION IS NOT REQUIRED.


                       SECURED CONVERTIBLE PROMISSORY NOTE


$[Note Amount]                                                    April 25, 2003
                                                             CUSIP # 29076N AA 5
                                                     Hopewell Junction, New York


         For value received, eMagin Corporation, a Delaware corporation (the "Company") and Virtual Vision, Inc. ("VV" together with the Company, the "Borrower"), hereby unconditionally promise to pay to the order of [_____________________] or its assigns (the "Lender"), subject to the provisions set forth below, in lawful money of the United States of America and in immediately available funds, the principal sum of $[_________], plus interest, payable on the dates and in the manner set forth below.

         This Secured Convertible Promissory Note, as may be amended from time to time (the "Note") is one of the "New Notes" referred to in that certain Global Restructuring and Secured Note Purchase Agreement, dated as of April 25, 2003 (the "Closing Date"), by and among the Borrower, the Original Secured Parties (as defined therein) and the New Investors (as defined therein) as may from time to time be listed therein (as the same may from time to time be amended, modified or supplemented, the "Note Purchase Agreement"), which have been or are to be issued by the Borrower pursuant to, and subject to the terms of, the Note Purchase Agreement, and this Note is entitled to the benefits provided for therein. All capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Security Agreement (as defined below).

         1. PRINCIPAL REPAYMENT. The outstanding principal amount of this Note shall be payable on November 1, 2005 (the "Maturity Date"), unless this Note has been converted or redeemed as described in Sections 5, 9, 10 or 11 below (each such event, an "Early Termination Event").

         2. INTEREST RATE. The Borrower further promises to pay interest on the sum of the unpaid principal amount of this Note outstanding on each day, from the date of this Note until all of the principal shall have been repaid in full
       or pursuant to an Early Termination Event. Interest shall accrue at the rate of nine percent (9%) per annum. Any principal payment or interest payment on the unpaid principal amount of this Note not paid when due, whether at the Maturity Date, on the effective date of an Early Termination Event, by acceleration or otherwise, shall bear interest at eleven percent (11%) or the maximum rate permissible by law, whichever is less. Interest shall be payable on the Maturity Date (or on the effective date of an Early Termination Event) and shall be calculated on the basis of a 360-day year for the actual number of days elapsed and shall be payable, at the option of the Lender, either quarterly on March 31, June 30, September 30 and December 31 of each year beginning on June 30, 2003, or at the time of conversion of the principal to which such interest relates. All payments due hereunder (to the extent not converted into common stock, $.001 par value per share, of the Company (the "Common Stock") in accordance with the terms hereof) shall be made in lawful money of the United States of America or, at the option of the Borrower, in whole or in part, in shares of Common Stock of the Borrower valued at the then applicable Conversion Price (as defined below).

         3. SECURITY. The full amount of the Note is secured by a general security interest under a Security Agreement (the "Security Agreement"), dated as of April 25, 2003, by and among the Borrower, as Assignor, the Secured Creditors, and Alligator Holdings, Inc., as collateral agent for the benefit of the holders of Notes, with such security interest granted for the ratable benefit of the holder of the Notes. Reference is hereby made to the Security Agreement for a statement of the rights and obligations of the holder of, and the nature and extent of the security for, this Note. The Borrower shall not, directly or indirectly, create, permit or suffer to exist, and shall defend the Collateral against and take such further action as is necessary to remove any Liens (excluding Permitted Liens) on or in the Collateral, or in any portion thereof, except as permitted pursuant to the Security Agreement.

         4. PLACE OF PAYMENT. All amounts payable hereunder shall be payable to the Lender in the manner specified by the Lender to the Borrower in writing. In the event that payment is to be made by wire transfer, such payment shall be made on a day that banks are open for business in New York, New York (each, a "Business Day"). If any payment becomes due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension shall be included in computing interest in connection with such payment.

         5. MANDATORY CONVERSION. Subject to the last sentence of this Section 5, at any time that the rolling weighted average closing price of the shares of the Common Stock, as reported on The American Stock Exchange by The Wall Street Journal, New York City edition, is equal to or greater than two times the Conversion Price (as defined below, and subject to adjustment for any stock-split, stock dividends, stock combination, recapitalization and like occurrences to occur after the date hereof) for a period exceeding three (3) months and the price of the Common Stock of the Company is currently greater than two times the Conversion Price, then all or any part of the aggregate principal amount of and accrued interest on this Note, at the Borrower's option, shall be converted (the "Mandatory Conversion") at the Conversion Price into an amount of shares of the Common Stock of the Company. The "Conversion Price" shall be equal to one hundred and five percent (105%) of the closing price of the volume weighted average closing price of the shares of the Common Stock of the Company as reported on The American Stock Exchange by the Wall Street Journal, New York City edition, for the five (5) trading days immediately preceding the Closing Date (subject to adjustment for any stock-split, stock dividends, stock combination, recapitalization and like occurrences to occur after the date hereof). Notwithstanding anything to the contrary, the Borrower shall not be entitled to convert the Notes pursuant to a Mandatory Conversion if
(a) the shares of Common Stock to be issued to the Lender pursuant to such conversion (i) have not been registered under the Securities Act and (ii) are not listed on the principal stock exchange or automated quotation system on which the Common Stock is then listed; (b) the Lender is contractually restricted from selling shares of Common Stock pursuant to an agreement with the Company; (c) any sale by the Lender of shares of Common Stock would be subject to liability under Section 16(b) of the Securities Act or any successor provision; (d) an Event of Default (as defined below) is continuing and has not been waived in writing by the Lender; (e) one year has not elapsed from the Closing Date; or (f) the Company did not have a positive EBITDA for the most recent quarterly period reported to the Securities and Exchange Commission.

         6. MECHANICS OF CONVERSION. Upon any conversion of this Note, (i) the entire principal balance of and all accrued but unpaid interest under this Note shall be converted and this Note shall become fully paid and satisfied, (ii) the Lender shall surrender and deliver this Note, duly endorsed, to the Borrower's office or such other address which the Borrower shall designate against delivery of the certificates representing the new securities of the Borrower, and (iii) in exchange for the surrendered Note described in the preceding clause 6(ii), the Company shall provide the Lender with irrevocable instructions addressed to the Company's transfer and exchange agent to issue such number of unrestricted, freely tradeable shares of Common Stock and listed on the principal stock exchange or automated quotation system on which the Common Stock is then listed.

         7. ISSUE TAXES. The Borrower shall pay any and all issue and other taxes that may be payable with respect to any issue or delivery of shares of capital stock on conversion of this Note pursuant hereto; provided, however, that the Borrower shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

         8. DEFAULT. It shall be an event of default ("Event of Default") and the entire unpaid principal of this Note, together with accrued interest, shall become immediately due and payable, automatically and without presentment, protest, demand or notice of any kind, all of which are expressly waived by the undersigned, in the case of those events described in paragraphs (d), (e), (f) and (g) of this Section 8, and in the case of any other such event at the election of Lender, upon the occurrence of any of the following events; provided, however, that events described in paragraphs (k), (l), (m), (n), (o)
(p) and (q) of this Section 8 may only be an Event of Default at the election of Lender if approved by 50% or more of the holder of the Notes (in terms of the aggregate dollar value of the principal of the Notes then issued and outstanding under the Purchase Agreement):

         (a) Any failure on the part of Borrower to make any payment in respect of this Note when due, whether by acceleration or otherwise (including without limitation in connection with any repurchase obligation);
         (b) Borrower shall default in the performance or compliance with any other covenant or agreement of Borrower contained in this Note or the Note Purchase Agreement, and the continuation of such default for a period of thirty
(30) days;

         (c) Any representation or warranty of Borrower contained in the Note Purchase Agreement shall prove to have been untrue in any material respect as of the date of the Note Purchase Agreement;

         (d) Borrower shall default in the payment of principal, premium or interest on any material indebtedness for borrowed money, or shall default in the performance of or compliance with the terms of any related documentation, and in connection with any such default such indebtedness becomes due and payable prior to its stated maturity;

         (e) Borrower shall commence or consent to any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, moratorium or similar law or statute;

         (f) A proceeding shall be commenced against Borrower under any bankruptcy, reorganization, arrangement, readjustment of debt, moratorium or similar law or statute, and such proceeding is not stayed or dismissed within forty-five (45) days after the commencement thereof;

         (g) Borrower consents to or suffers the appointment of a guardian, receiver, trustee or custodian to any substantial and material part of its assets that is not vacated within forty-five (45) days;

         (h) Final judgment in excess of $250,000 (excluding insured portions) is entered against Borrower and is not stayed, bonded or discharged within thirty (30) days;

         (i) The dissolution or termination of existence of Borrower;

         (j) Any material default by the Borrower under the Security Agreement;

         (k) The Borrower's actual Expenses (as defined in the Note Purchase Agreement) for any month starting May 2003 through December 2003 ("Monthly Reporting Period") is greater than one hundred twenty percent (120%) of the projected Expense amount for such month as set forth in Schedule 6(e)(i) of the Note Purchase Agreement;

         (l) The Borrower's actual Direct Costs of Goods Sold (as defined in the Note Purchase Agreement) in any month during the Monthly Reporting Period is no greater than one hundred twenty percent (120%) of the percentage stated in
Schedule 6(e)(ii) of the Note Purchase Agreement;

         (m) The sum of (i) the cumulative total of the Borrower's actual Revenue (as defined in the Note Purchase Agreement) from the Closing Date, and
(ii) the amount of Firm Purchase Orders (as defined in the Note Purchase Agreement) specifying delivery within four (4) months of the date on which such calculations are made for any month during the Monthly Reporting Period, is less than eighty percent (80%) of the amount set forth in Schedule 6(e)(iii) of the Note Purchase Agreement;
         (n) The actual Quarterly Revenue (as defined in the Note Purchase Agreement) for any quarter, starting with the quarter ending December 31, 2003, is less than eighty percent (80%) of the amount set forth in Schedule 6(e)(iv) of the Note Purchase Agreement;

         (o) The failure of the Company to file with Securities and Exchange Commission a registration statement under the Securities Act prior to May 31, 2003 pursuant to the Registration Rights Agreement dated April 25, 2003 between the Company and the Secured Creditors;

         (p) The failure of the Company to add three (3) new independent directors to its board of directors by June 30, 2003; and

         (q) The failure of the Company take appropriate steps to raise additional capital pursuant to its business plan, including the authorization of 100 million additional shares of Common Stock by June 30, 2003.

         So long as an Event of Default exists, the Lender may declare the entire principal and unpaid accrued interest herein immediately due and payable, without any cure period thereof, by notice in writing to the Borrower.

         9. OPTIONAL CONVERSION BY HOLDER. Upon ten (10) calendar days' notice to the Borrower, the Lender may convert the aggregate principal amount of and accrued interest outstanding (as of the date for such conversion provided in such notice) on this Note at the Conversion Price into an amount of shares of the Common Stock.

         10. CONVERSION LIMITATION. Notwithstanding the provisions of Sections 5 and 9 hereof, the number of shares of Common Stock that may be acquired by the Lender upon any conversion of the Note shall be limited to the extent necessary to ensure that, following such exercise, the total number of shares of Common Stock then beneficially owned by the Lender and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the Lender's for purposes of Section 13(d) of the Securities Exchange Act, does not exceed 4.999% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion of the Note). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act and the rules and regulations thereunder. Each delivery of a conversion notice hereunder will constitute a representation by the Lender that it has evaluated the limitation set forth in this Section 10 and determined that issuance of the full number of shares of Common Stock requested in such conversion notice is permitted under this Section 10. The Company's obligation to issue shares of Common Stock in excess of the limitation referred to in this Section 10 shall be suspended (and shall not terminate or expire notwithstanding any contrary provisions hereof) until such time, if any, as such shares of Common Stock may be issued in compliance with such limitation. By written notice to the Company
       at any time on or after the date hereof, the Lender may waive the provisions of this Section 10 or increase or decrease such limitation percentage to any other percentage specified in such notice, but not exceeding 9.999%. Any such waiver or increase will not be effective until the sixty-first day after such notice is delivered to the Company, provided, that any such waiver or increase delivered prior to or at the Closing Date will take effect as of the Closing Date. Any such waiver, increase or decrease will apply only to such Lender and not to any other Lender. Notwithstanding the foregoing, a Lender may elect to have the limitations of this Section 10 in their entirety not apply to such Lender and its subsequent transferees at any and all times by delivering, or causing to be delivered, a written notice to such effect to the Company at or prior to the Closing Date.

         11. CHANGE OF CONTROL OF BORROWER. (a) Upon the occurrence of a Change of Control, the Borrower will have the right (the "Call Right"), at its sole option, upon five day's written notice to the Lender delivered not more than thirty (30) days after the effective date of such Change of Control (the "Call Period") to purchase all (but not less than all) of the aggregate principal amount of this Note from the Lender at a price equal to two hundred fifty percent (250%) of the principal amount hereof, plus all accrued and unpaid interest thereon through, but not including, the date on which this Note is repurchased (the "Repurchase Price"). If the Borrower shall not have exercised such right within the Call Period, the Lender shall have the right (the "Put Right"), at its sole option, for a period of thirty (30) days commencing on the expiry of such Call Period (the "Put Period"), to require the Lender purchase all (but not less than all) of the aggregate principal amount of this Note at the applicable Repurchase Price.

         (b) Immediately upon the occurrence of any Change of Control, the Borrower shall provide notice to the Lender stating that a Change of Control has occurred and the applicable expiry dates for the Call Period and the Put Period.

         (c) If the Borrower shall elect to exercise its Call Right, the Borrower shall provide written notice thereof to the Lender (the "Call Notice") before the expiry of the Call Period, such Call Notice to include the repurchase date for this Note which shall be no earlier than fifteen (15) days nor later than thirty (30) days from the date such Call Notice is delivered. Notwithstanding anything to the contrary set forth herein, any Note called for repurchase by the Borrower may be voluntarily converted by the Lender at any time prior to the repurchase date specified in the Borrower's Call Notice.

         (d) If the Lender shall elect to exercise its Put Right after the expiry of the Borrower's Call Right, the Lender shall provide written notice thereof to the Borrower (the "Put Notice") before the expiry of the Put Period and upon receipt thereof, the Borrower shall provide notice to the Lender of the applicable repurchase date for this Note which shall be no earlier than fifteen
(15) days nor later than thirty (30) days from the date such Put Notice is delivered to the Borrower.

         (e) On any purchase date of a redemption of this Note under this
Section 11, the Borrower shall deliver to the Lender the Repurchase Price and the Lender shall deliver to the Borrower this Note for cancellation.

         (f) As used in this Section 11, the following capitalized terms shall have the following meanings:

         "Change of Control" shall mean the occurrence of any of the following events: (i) a majority of the Board of Directors of the Borrower shall consist of persons who are not Continuing Directors of the Borrower; or (ii) the acquisition by any person or Group of the power, directly or indirectly, to vote or direct the voting of Common Stock having a majority of the ordinary voting power for the election of directors of the Borrower.

         "Continuing Director" shall mean, as of the date of determination, any person who (i) was a member of the Board of Directors of the Borrower on the Closing Date or (ii) was nominated for election or elected to the Board of Directors of the Borrower with the affirmative vote of a majority of the Continuing Directors of the Borrower who were members of such Board of Directors at the time of such nomination or election.

         "Group" shall mean any "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

         12. WAIVER. The Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys' fees, costs and other expenses.

         13. GOVERNING LAW. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding conflict of law principles that would cause the application of laws of any other jurisdiction.

         14. SUCCESSORS AND ASSIGNS. The provisions of this Note shall be binding upon, and shall inure to the benefit of, the Borrower and the Lender and their respective successors and assigns; provided, however, that the Borrower shall not assign its rights or obligations hereunder without the prior written consent of the Lender. This Note may be freely assigned by the Lender without the consent of the Borrower.

         15. NOTICES. Any notices required to be delivered under this Note shall be delivered pursuant to the notice procedures set forth in the Note Purchase Agreement.

         16. MODIFICATION. This Note may be altered only by prior written agreement signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

                (remainder of this page intentionally left blank)

IN WITNESS WHEREOF, the undersigned has executed this Note as of date first written above.


                                                       EMAGIN CORPORATION



                                                       By:
                                                          ----------------------
                                                                           Name:
                                                                          Title:



                                                       VIRTUAL VISION, INC.



                                                       By:
                                                          ----------------------
                                                                           Name:
                                                                          Title: